EXHIBIT 5.1
August 16, 2006
SESI, L.L.C.
1105 Peters Road
Harvey, Louisiana 70058
Re:	Registration Statement on Form S-4
$300,000,000 aggregate principal amount of
6 7/8% Senior Notes due June 1, 2014
Gentlemen:
     We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by Superior Energy Services, Inc. (“Parent”), SESI, L.L.C. (the “Company”) and the other registrants named therein (together with Superior, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on the date hereof with respect to the Company’s offer to exchange (the “Exchange Offer”) up to $300.0 million aggregate principal amount of the Company’s registered 6 7/8% Senior Notes due June 1, 2014 (the “Exchange Notes”) for a like principal amount of the Company’s unregistered 6 7/8% Senior Notes due June 1, 2014 (the “Outstanding Notes”). The Guarantors will guarantee (the “Guarantees”) the Exchange Notes on a senior unsecured basis. The Exchange Notes will be offered under the Indenture dated as of May 22, 2006 by and among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”).
     In so acting, we have examined originals, or photostatic or certified copies of the Indenture, the form of the Exchange Notes and such records of the Company and Guarantors, certificates of Parent acting in its capacity as the sole member of the Company, of the Guarantors and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
     1. When the Exchange Notes issuable upon consummation of the Exchange Offer have been (a) duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (b) duly issued and delivered in accordance with the terms of the Exchange Offer against the receipt of Outstanding Notes surrendered in exchange therefor, and if a court of appropriate jurisdiction were to hold that the Exchange Notes were governed by and to be construed under the laws of the State of Louisiana notwithstanding the choice in the Exchange Notes and the Indenture of New York as the governing law, the Exchange Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as rights to indemnification thereunder may be limited by public policy and except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws and court decisions relating to or affecting the enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     2. When the Exchange Notes issuable upon consummation of the Exchange Offer have been (a) duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (b) duly issued and delivered in accordance with the terms of the Exchange Offer against the receipt of Outstanding Notes surrendered in exchange therefor, and if a court of appropriate jurisdiction were to hold that the Guarantees were governed by and to be construed under the laws of the State of Louisiana notwithstanding the choice in the Guarantees and the Indenture of New York as the governing law, the Guarantees issuable by each Guarantor upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their terms, except as rights to indemnification thereunder may be limited by public policy and except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws and court decisions relating to or affecting the enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     The opinions expressed above are limited in all respects to the present laws of the State of Louisiana and present federal laws. We express no opinion as to the laws of any other jurisdiction.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES, WALKER, WAECHTER, POITEVENT,
CARRÈRE & DENÈGRE, L.L.P.

JONES, WALKER, WAECHTER, POITEVENT,
CARRÈRE & DENÈGRE, L.L.P.